Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84107-5370      (801) 281-4700

December 8, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was accidentally appointed as principal accountant for China Holdings, Inc. the "Company," on January 6, 2006 but did not issue a report on the financial statements of the Company for any period. We were the auditor for other clients who had the same president as the registrant, and had considered becoming the registrant’s auditor, but the 8-K appointing us was accidentally filed.  We have read the Company's statements included under Item 4.01 of its Form 8-K filed on September 24, 2008, and agree with such statements as they pertain to our firm as to items 1) and 2).  As to Item 3 we did not report on the financial statements for the year ended December 31, 2005, or any other period.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC